Exhibit 10.1

Execution Version

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of June 1, 2026, is between CLEH, Inc., a Delaware corporation (“Company”), and Enviri II Corporation, a Delaware corporation (“Provider”). Each of Company and Provider is a “Party,” and together, are the “Parties.”

WHEREAS, Enviri Corporation, CLEH, Inc., Enviri LLC, Veolia Environnement S.A. (“Buyer”) and Liberty Merger Sub Inc. (“Merger Sub”) are parties to the Agreement and Plan of Merger dated as of November 20, 2025 (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into CLEH, Inc., with CLEH, Inc. continuing as the surviving corporation and becoming a wholly owned Subsidiary of Buyer;

WHEREAS, the Merger Agreement contemplates that Company and Provider will enter into this Agreement for the provision of certain transitional services by Provider following the Closing, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

1.	Definitions; Construction

1.1 Capitalized terms used but not defined in this Agreement have the meanings set forth in the Merger Agreement. The provisions of Section 1.3 of the Merger Agreement apply to this Agreement mutatis mutandis.

1.2 As used herein, the term “Recipient Business” means the business and operations of Pubco whose financial results were collectively reported as the “Clean Earth” business segment of Pubco in the Form 10-K of Pubco for the fiscal year ending December 31, 2024, as such businesses and operations shall have been conducted at any time prior to the Distribution Time by any member of the Company Group or Spinco Group (or any of their respective predecessors) and all businesses and operations conducted by H-CE Holdings and its Subsidiaries prior to the date hereof, including any terminated, divested or discontinued business, operations or activities.

2.	Services

2.1 Services.

(a) Subject to the terms and conditions set forth in this Agreement, commencing on the Closing Date, Provider shall provide or cause its Affiliates or subcontractors to provide to Company and its designated Affiliates the services set forth on Schedule A (the “Services”). Company (i) shall ensure that its Affiliates receiving any Service comply with all applicable terms of this Agreement and (ii) is liable for any breach of this Agreement by any such Affiliate.

(b) Provider may use subcontractors in the provision of the Services upon the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed); provided that the Company’s consent shall not be required for any subcontractor (i) providing the same or similar service to the Company Group or Spinco Group prior to the Closing Date; or (ii) retained by Provider or any of its Affiliates after the Closing Date to provide the same or similar service to Provider or any of its Affiliates. Subject to Sections 6.2 and 6.5, Provider shall in all cases remain responsible for the performance of its obligations hereunder, including for the performance and any breach of this Agreement by its subcontractors.

(c) During the TSA Term (as defined below), in the event Company becomes aware of any service that (i) is not listed on Schedule A, (ii) was provided to the Recipient Business by Provider or its Affiliates (other than Company and its Affiliates) or a subcontractor thereof in the twelve months immediately preceding November 20, 2025 (the “Reference Period”) in connection with the ordinary course operation of the Recipient Business and (iii) is reasonably required to operate the Recipient Business (such service an “Omitted Service”), then upon written request of the Company, Provider shall use reasonable efforts to provide or cause its Affiliates or authorized subcontractors to provide such Omitted Service (unless Provider reasonably objects to such request in writing within five Business Days after receipt of such notice). The Parties shall promptly discuss in good faith whether to add such Omitted Service to Schedule A and the terms (including the applicable Service Fees and Service Term) with respect thereto. The provision of any Omitted Services shall be deemed part of the “Services” provided under this Agreement and subject to the terms and conditions of this Agreement. Despite the foregoing, Company acknowledges that Provider has no obligation to provide (i) any Omitted Service with respect to which assets have been transferred to Buyer or (ii) the services set forth on Schedule B (the “Excluded Services”).

(d) Company acknowledges that Provider is not in the business of providing the Services to third parties and that Provider is entering into this Agreement only in connection with the Merger Agreement. The Services are and are intended only to be transitional in nature and shall be furnished by Provider only for the duration of this Agreement in accordance with Article 5. Company acknowledges the mutual intent that the Services be provided hereunder on an interim basis only, and Company shall use commercially reasonable efforts to terminate the Services as quickly as practicable. Within 30 days immediately following the Closing Date, Provider shall reasonably cooperate with Company in the development of, and Company shall submit to Provider, a high-level separation and migration plan for all Services, which plan must set forth in reasonable detail Company’s plan for transitioning the Services from Provider or its Affiliates or authorized subcontractors to Company or their designee. Company shall ensure that it has sufficient resources available at the end of Services Term to perform the applicable Services (or have the Services performed) without the involvement of Provider or any of its Affiliates.

(e) Except as otherwise provided on Schedule A, (i) the Services shall be of substantially the same quality as the corresponding services provided by Provider and its Affiliates (other than Company and its Affiliates) and subcontractors in connection with the operation of the Recipient Business during the Reference Period (the “Services Standard”), and (ii) Company’s and its Affiliates’ use of such Services, including with respect to purpose, scope, manner and volume, shall, to the extent applicable, be substantially consistent with the usage of similar services provided by Provider and its Affiliates and subcontractors to the Recipient Business during the Reference Period. Neither Provider nor any of its Affiliates will be required to perform or cause to be performed the Services for the benefit of any Person other than Company and its designated Affiliates, whose use of the Services shall be limited to the ordinary conduct of the Recipient Business consistent with past practice. Subject to Section 7.4, in no event shall Company be permitted to resell or supply any Service to any third party without the prior written consent of Provider.

(f) Subject to Section 2.1(b), Provider will have the right, in its sole discretion, to (i) designate which personnel it will assign to perform the Services and (ii) remove and replace such personnel at any time. All employees and other representatives of Provider shall be deemed for all purposes (including compensation and employee benefits) to be employees or representatives solely of Provider and not to be representatives of Company or its Subsidiaries. In performing their respective duties hereunder, all such representatives of Provider shall be under the direction, control and supervision of Provider (and not of Company or its Subsidiaries), and Provider shall have the sole right to exercise all authority with respect to the engagement (including termination of engagement), assignment and compensation of such representatives.

2.2 Limitation on Obligation to Provide Services.

(a) Subject to compliance with Section 2.1(e), notwithstanding anything to the contrary herein, Provider is under no obligation to upgrade, update, improve, enhance, modify, add or delete any, or obtain any new software, hardware, equipment, databases, interfaces, or systems in connection with the Services, and Provider will have no liability under this Agreement arising from the failure to obtain any new software, hardware, equipment, databases, interfaces or systems or arising from the departure of any personnel, in each case, other than upgrades or enhancements consistent with routine and regular maintenance during the Reference Period.

(b) Provider’s obligation to provide the Services are conditioned on and subject to any contractual obligations, prohibitions or restrictions applicable to Provider or its Affiliates regarding such Services, and this Agreement does not obligate Provider or its Affiliates to violate, modify or eliminate any such obligation, prohibition or restriction or to breach any applicable Contract. Provider shall use commercially reasonable efforts to obtain, and to keep and maintain in effect, any third-party consents, licenses, permits or approvals necessary to provide the Services or to procure the continued provision of the Services by any third party providing such Services, including consents, licenses, permits or approvals required under applicable environmental and health and safety laws and access and use of any third-party software by Provider or Company or their respective Affiliates; provided that any costs incurred in connection with obtaining or soliciting any such consents shall be shared equally by Provider and Company. For clarity, the foregoing does not require Provider to obtain, keep, or maintain any consents, licenses, permits, or approvals required under any Laws that it would not be required to obtain, keep, or maintain but for this Agreement. If any such consents are not obtainable, Provider and Company shall reasonably cooperate in good faith to seek to provide another means of providing or receiving such Service or an alternative thereto, and any incremental costs or expenses incurred by Provider (or Company, as the case may be) in connection with the provision of alternative equivalent services by a third party pursuant to this Section 2.2(b) shall be shared equally by Provider and Company. Subject to its obligation to use such commercially reasonable efforts and to reasonably cooperate in good faith with Company, neither Provider nor its Affiliates will have any liability under this Agreement arising from the failure to obtain any third-party consents necessary to provide the Services or the termination of any Service by any third party providing such Service. To the extent technology, software, information systems, data or other services or property of third parties licensed by or made available to Provider or its Affiliates is used by Company or its Affiliates in connection with the Services, Company shall (and shall cause its controlled Affiliates and direct and require its other Affiliates to) comply with the terms of Provider’s or its Affiliates’ (as applicable) agreements with such third parties in effect as of the date hereof, and if any such agreements are modified during the TSA Term, then only to the extent such agreements are provided to Company in advance from time to time.

(c) Notwithstanding any provision of this Agreement, including Schedule A, to the contrary, no Services provided under this Agreement are or may be construed as constituting accounting, legal or tax advice or will create any fiduciary obligations on the part of Provider or any of its Affiliates (or any party acting on their behalf) to any Person, including to Company or any of its Affiliates, or to any plan trustee or any customer of any of them.

(d) Subject to substantial compliance with Section 2.1(e), notwithstanding anything herein to the contrary, Provider may, at any time and from time to time, without the prior consent of Company, change or modify the scope, manner, nature, quality and/or standard of care with respect to any Service to the extent that Provider or its Affiliates is making a substantially similar change or modification with respect to services of the same or similar type provided to Provider or its Affiliates, so long as (i) any such change or modification does not have a disproportionately adverse effect on Company, taken as a whole, (ii) Company is not responsible for any incremental cost or expense incurred by Provider in providing such modified services and (iii) Provider provides Company with written notice of such change or modification as far in advance of the implementation thereof as is reasonably practicable under the circumstances.

(e) Each Party shall comply with all Laws applicable to its receipt or provision of the Services, except that Provider need not comply with respect to any Laws that Provider and its Affiliates are not subject to but for this Agreement. Neither Party is obligated to perform any of its obligations under this Agreement to the extent that performing such obligation would require such Party, its Affiliates or subcontractors, or any of their respective representatives, to violate any applicable Law. With respect to any Services affected by a change in applicable Law (including any guidance or recommendations provided or promulgated by any Governmental Authority) that makes the provision of all or a portion of any such Service illegal or otherwise prohibited, Provider may (notwithstanding anything herein to the contrary), without any liability hereunder: (i) make a change to all or a portion of the Services affected by such change in applicable Law or (ii) suspend until further notice the provision of all or any part of the Services affected by such change in applicable Law upon written notification to Company with immediate effect; provided that, in each case, Provider may not discriminate against Company relative to its own businesses receiving similar services in the event of a change in applicable Law.

2.3 Service Interruption. Provider may temporarily interrupt or suspend (a) the provision of Services for maintenance purposes or (b) the operation of the facilities or systems of Provider or its Affiliates if Provider reasonably determines that such action is necessary; provided that, in each case, Provider may not discriminate against Company relative to its own businesses receiving similar services in the event of an interruption or suspension. Whenever emergency maintenance is required, Provider shall use commercially reasonable efforts to notify Company as far in advance as reasonably practicable under the circumstances that maintenance is required.

2.4 Service Coordinators and TSA Management Committee.

(a) Schedule C identifies the principal contact of the Parties for purposes of this Agreement with respect to the Services (the “Service Coordinators”). All communications relating to the relevant Service shall be directed to the Service Coordinators with respect to that Service. The Service Coordinators will report to the TSA Management Committee any material disputes or issues that arise concerning the Services.

(b) Schedule C identifies the members of a management committee (the “TSA Management Committee”) that will consist of one senior manager appointed by each Party. The TSA Management Committee will meet as necessary, but at least once in each calendar month during the TSA Term in person or by conference telephone call. The TSA Management Committee shall review any disputes or issues referred to it by the Service Coordinators and any requests by either Party for modification of the Services, performance standards, timing of deliveries or other issues arising in the performance of the Services.

(c) Either Party may at any time remove the Service Coordinators or the TSA Management Committee member appointed by such Party by providing written notice of such removal to the other Party. If any Service Coordinator or TSA Management Committee member resigns or is removed, the Party that appointed such Service Coordinator or TSA Management Committee member shall promptly appoint a replacement and provide written notice thereof to the other Party.

(d) If there is any dispute between the Parties relating to the Services, a Party first must send written notice of such dispute to the other Party and attempt to resolve such dispute through good faith discussions by the Service Coordinators. Such Service Coordinators shall meet in person or by teleconference to conduct such good faith discussions to promptly resolve such dispute. If such Service Coordinators fail to promptly resolve such dispute, then any such member shall have the right to escalate such dispute by notice to the TSA Management Committee, following which the TSA Management Committee shall review such dispute and shall conduct good faith discussions to promptly resolve such dispute. If the TSA Management Committee fails to promptly resolve such dispute, either Party shall have the right to escalate such dispute by notice to the other Party, and then each Party shall appoint an executive officer and such executive officers shall review such dispute and shall conduct good faith discussions to promptly resolve such dispute. If such executive officers of the Parties do not promptly resolve such dispute, then either Party may initiate an action, suit or proceeding with respect to such Dispute in accordance with Section 7.5.

2.5 Systems Access and Compliance. Each Party shall, and shall cause its controlled Affiliates and its and their representatives and direct and require its other Affiliates and its and their representatives to, exercise reasonable care in receiving and providing the Services and accessing and using the information systems, hardware, software and data of the other Party and its Affiliates (and their licensors and vendors) to the extent made available by either Party and its Affiliates hereunder to (a) prevent access to the Services and such information systems, hardware, software or data by unauthorized Persons and (b) not disable, damage, disrupt, erase or interrupt the Services or such information systems, hardware, software or data. Without limiting the generality of the foregoing, each shall, and shall cause its controlled Affiliates and its and their representatives and direct and require its other Affiliates and its and their representatives to: (i) not access, use or interfere with, or attempt to obtain access to, use or interfere with any such information systems, hardware or software of the other Party or any of its Affiliates (or their licensors or vendors), or any such data owned, used or processed by either Party or any of its Affiliates, except to the extent reasonably required to do so to receive the Services, (ii) maintain reasonable security measures to protect the information systems, hardware and software of the other Party and its Affiliates to which it has access pursuant to this Agreement from access by unauthorized third parties, and any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus,” “malware,” “ransomware” and other malicious computer software program, routine, instruction, device, code, contaminant, logic or effect designed or intended to disable, disrupt, erase, enable any Person to access the information systems, hardware, software and data of the other Party and its Affiliates without authorization, or any spyware or adware, and (iii) comply with any and all rules, policies and procedures of the other Party and its Affiliates related to the access and use of the information systems, hardware, software and data of the other Party and its Affiliates (as may be updated from time to time in the ordinary course of business) provided in advance in writing to the other Party from time to time, it being agreed that the Company, as a former Affiliate of the Provider, is aware of such policies and is deemed to have been provided all such policies in effect as of the Closing Date, for all individuals that will have access hereunder to the information systems, hardware, software and data of the other Party and its Affiliates (and their licensors or vendors), except that when accessing the information systems, hardware, software and data of Company and its Affiliates, Provider need only comply with its own rules, policies and procedures. For the avoidance of doubt, neither Party shall knowingly permit any Person who has not been expressly authorized in advance to do so by the other Party, to use or access the information systems, hardware, software or data of the other Party and its Affiliates hereunder; it being agreed that all personnel of Provider providing Services under this Agreement (including subcontractors) are authorized to the extent necessary to provide the Services or support Provider in its provision thereof.

2.6 Cooperation.

(a) Provider and Company shall share information and otherwise cooperate to the extent reasonably necessary to facilitate the provision of Services under this Agreement. The Parties will, and will cause their respective Affiliates to, cooperate in a commercially reasonable manner (which cooperation shall include using commercially reasonable efforts to exchange information, as necessary to permit each of Company and Provider to perform its obligations hereunder) so that the respective obligations of the Parties under this Agreement will be effectively discharged. Provider will be relieved of the obligation to provide a Service to the extent (a) Company fails to perform its obligations required for Provider to provide, or for Company to receive, such Service under this Agreement or (b) the provision of such Service is dependent or otherwise reliant on Company timely providing to Provider or its designee information, materials, products and like items and Company fails to so provide such information, materials, products and like items, in each case of (a) and (b), in a manner that prevents or impedes Provider from performing such Service and provided Provider must first give Company written notice reasonably specifying such failure and a reasonable opportunity for Company to cure such failure.

(b) The terms of the Clean Earth Incident Management Process Addendum, attached hereto as Exhibit 1, apply in connection with Provider’s and Company’s cooperation obligations.

2.7 Force Majeure. Neither Party will be in violation of this Agreement if, and to the extent the performance of its obligations hereunder is prevented, hindered, or delayed by fire, smoke, flood, earthquake, hurricane, elements of nature or acts of God, pandemics (including COVID-19 and any COVID-19 emergency declaration, COVID-19 measures, COVID-19 actions, future resurgence, or evaluations or mutations of COVID-19 or other disease outbreaks, epidemics or pandemics), acts of war, terrorism, riots, civil disorders, rebellions or revolutions, strikes, blackouts, communications or Internet delays or failures, or any other cause beyond the reasonable control of such Party or its Affiliates (each, a “Force Majeure Event”). Upon the occurrence of any such event which results in, or will likely result in, delay or failure to perform according to the terms of this Agreement, the affected Party will promptly notify the other Party of such occurrence and the effect and/or, to the extent reasonably possible, the anticipated effect of such occurrence. The affected Party will use commercially reasonable efforts to minimize disruptions in its performance and to resume performance of its obligations under this Agreement as soon as practical. If Provider fails or delays to perform any Service due to the occurrence of a Force Majeure Event, Company shall be automatically relieved from paying (and Provider shall not charge) Service Fees (as defined below), costs, expenses or other amounts payable under this Agreement in respect of such Service and may, at its option and with Provider’s reasonable cooperation, obtain the affected Service from a third party for the duration of the Force Majeure Event, or for such longer period as Company shall reasonably be required to commit in order to obtain such replacement service.

3.	Intellectual Property; Confidentiality

3.1 Intellectual Property.

(a) Except as otherwise agreed to by the Parties in writing, including in this Article 3, nothing herein shall or is intended to transfer either Party’s right, title or interest in and to its respective Intellectual Property and data, and no license or other right, express or implied, is granted under this Agreement by either Party to its Intellectual Property or data.

(b) With respect to each Service, Provider, on behalf of itself and its Affiliates, hereby grants to Company and its designated Affiliates a non-exclusive, royalty-free, non-assignable (except as expressly provided in Section 7.4) license under any Intellectual Property (other than Trademarks and social media accounts) of Provider and its Affiliates solely for the purpose of, and only to the extent necessary, (i) during the Service Term of a Service, for Company’s and its Affiliates’ receipt and use of such Service in accordance with this Agreement and (ii) after the Service Term of a Service, except for deliverables for which other license terms are set forth on the Schedules hereto, for the Company’s and its Affiliates’ continued use of any deliverables provided to the Company or its Affiliates as part of such Service for their intended purpose.

(c) With respect to each Service, the Company, on behalf of itself and its designated Affiliates, hereby grants to Provider and its Affiliates a non-exclusive, royalty-free, non-assignable (except as expressly provided in Section 7.4) license, solely during the Service Term of such Service, under any Intellectual Property (other than Trademarks) of Recipient or its Affiliates solely for the purpose of, and only to the extent necessary for, Provider’s provision of such Service in accordance with this Agreement.

(d) Provider, on behalf of itself and its Affiliates, hereby assigns to the Company all of Provider’s and its Affiliates’ right, title and interest in and to any software, works of authorship, inventions, technology or other materials conceived or developed by the Indian Offer Employees (as defined on Schedule 1.1(d) of the Separation Agreement) in the course of performing the Services, including all Intellectual Property therein. Upon Company’s reasonable request, Provider shall, and shall cause its Affiliates to, take, or cause to be taken, all actions necessary to effectuate, evidence and perfect such assignment, including the execution, notarization and apostille of documents as required therefor; provided, that the Company shall reimburse Provider for its documented, reasonable out-of-pocket costs for such actions (solely to the extent such costs are not included in the Service Fees).

3.2 Confidentiality.

(a) Each Party acknowledges that proprietary or nonpublic information obtained by a Party or its Affiliates (“Receiving Party”) from the other Party or its Affiliates (“Discloser”) under this Agreement constitutes the confidential and proprietary information of Discloser (“Confidential Information”). Receiving Party shall maintain in confidence Discloser’s Confidential Information and protect that Confidential Information from any unauthorized disclosure, access or use, exercising at least the same degree of care as Receiving Party exercises for its own confidential information, but not less than a reasonable degree of care. Receiving Party shall not, nor permit any Person to, (i) use or copy Discloser’s Confidential Information except as necessary to perform its obligations or exercise its rights under this Agreement, or (ii) disclose Discloser’s Confidential Information to any Person other than Receiving Party’s Representatives who require the Confidential Information to act on Receiving Party’s behalf to perform its obligations and exercise its rights with respect to the Services (“Authorized Persons”). Receiving Party (A) shall ensure that its Authorized Persons comply with this Agreement as if they were parties to this Agreement in place of Receiving Party, and (B) is liable to Discloser for the failure of Receiving Party’s Authorized Persons to comply with this Agreement to the same extent that Receiving Party would have been had it failed to comply.

(b) “Confidential Information” excludes information that (i) is or becomes generally available to and known by the public, other than due to Receiving Party’s breach of this Agreement, (ii) Receiving Party rightfully possessed (as can be demonstrated by Receiving Party) without a duty of confidentiality before obtaining it from Discloser (it being agreed that this exception is not applicable to any Confidential Information of Discloser that is in the possession of Receiving Party by virtue of the Parties formerly being Affiliates), (iii) Receiving Party received on an unrestricted basis from a source unrelated to either Party and not under a duty of confidentiality with respect to the information, provided that, in the knowledge of Receiving Party, after reasonable inquiry, such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Discloser with respect to such information, or (iv) Receiving Party developed independently of the Confidential Information and for which Receiving Party provides documentary evidence maintained contemporaneously with the development that verifies the development was independent.

(c) Receiving Party shall, to the extent permitted by Law, (i) promptly notify Discloser if applicable Law requires, or a Governmental Authority of competent jurisdiction requires or requests, that Receiving Party disclose Discloser’s Confidential Information, and (ii) use reasonable efforts to allow Discloser an opportunity to seek injunctive relief from, or a protective order with respect to, the contemplated disclosure. If notification to Discloser is not permitted by applicable Law, or if it is permitted and that relief or order is not obtained, Receiving Party may disclose only that portion of Discloser’s Confidential Information that Receiving Party’s counsel advises is legally required be disclosed, provided that Receiving Party shall (A) use reasonable best efforts to obtain assurances that the disclosed Confidential Information is treated in a confidential manner after disclosure and (B) take all reasonable efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the Disclosure to obtain an appropriate protective order or other reliable assurance that the confidential treatment will be accorded the Confidential Information.

(d) Each Party acknowledges that the remedies at law for a breach of this Article 3 may be inadequate and the damages resulting from any such breach may not readily be measured in monetary terms. Without limiting a Party’s other rights and remedies, if there is an actual or threatened breach of the foregoing provisions, the non-breaching Party may seek any injunctive or other equitable relief that a court of competent jurisdiction deems proper (including an order restraining any threatened or future breach), on use of affidavit evidence or otherwise, and without furnishing proof of actual damages or posting a bond or other surety.

(e) The terms of the Data Processing Addendum, attached hereto as Exhibit 2, apply to the extent required in connection with Provider’s performance of the Services.

4.	Fees

4.1 Fee for Services.

(a) In consideration of the provision of Services pursuant to this Agreement, Company shall pay Provider or its designee the amount set forth on Schedule A for each Service (the “Service Fee”). In the event that Provider or its Affiliates or any third-party service provider or subcontractors engaged by Provider to provide services incurs reasonable and documented out-of-pocket expenses in connection with the provision of any Service (such expenses, collectively, “Out-of-Pocket Costs”), Company shall reimburse such Person for all such Out-of-Pocket Costs in accordance with the invoicing procedures set forth in this Article 4.

(b) Company shall be responsible for the assessment and payment of all sales, service, use, value-added, transfer, consumption or similar taxes imposed with respect to the provision of Services to Company hereunder or any payment of Service Fees therefor (including the payment of any interest, penalties or additions to tax imposed with respect thereto due to Company’s failure to comply with the provisions of this Agreement) (“Service Taxes”). For the avoidance of doubt, Service Taxes shall not include any other Taxes, including Taxes imposed on or measured by Provider’s income, gain or receipts (including any franchise or similar Taxes imposed in lieu of an income Tax) (“Income Taxes”). Company acknowledges that the Service Fees as set forth on Schedule A do not include Service Taxes. Company shall be entitled to deduct or withhold from the making of any payment pursuant to this Agreement such amounts as it is required to deduct or withhold pursuant to applicable law. To the extent that amounts are so deducted or withheld, the amount paid to Provider by Company shall be grossed up such that Provider receives the amount due prior to the withholding (including any withholding imposed on additional amounts paid hereunder); provided, that if such withholding or deduction relates to Income Taxes such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made. Each Party shall use reasonable efforts in good faith to minimize taxes (including any required deduction or withholding) imposed with respect to the provision of Services or the payment of Service Fees to the extent legally permissible.

4.2 Billing and Payment. Provider shall invoice Company for the Service Fees and Out-of-Pocket Costs promptly following the end of each calendar month falling (in whole or in part) during the TSA Term. Company acknowledges that certain Service Fees and Out-of-Pocket Costs may be invoiced more than one month following the month in which a Service was provided. Company shall pay invoices submitted by Provider no later than 30 days following receipt of such invoices, without setoff or counterclaim. Any Service Fees and Out-of-Pocket Costs not received by Provider by the due date and not disputed by Company in accordance with the following sentence will incur a late charge of one- and one-half percent per month (or, if less, the maximum percentage permitted by applicable Law) on the unpaid balance. Notwithstanding anything to the contrary herein, Company shall be entitled to withhold payment of any amount disputed in good faith, but only if (i) (A) Company reasonably believes that a Service Fee being charged as a “Pass-Through” in Schedule A or an Out-of-Pocket Cost does not align with (x) the invoices, schedules or other documentation provided by Provider to Company, (y) the amount identified by Provider to Company in advance of incurring such cost or (z) the amount otherwise agreed to by the Parties, or (B) Company reasonably believes that a Service Fee being charged on a “Fixed Monthly” basis does not align with the Service Fees set forth in Schedule A, including due to a mathematical or clerical error and (ii) Company notifies Provider of such disputed amount prior to the date on which such amounts are due. Such disputed amount will not accrue interest until the final resolution of such dispute in accordance with Section 2.4(d).

4.3 Documentation; Audit. Provider’s costs for (i) all Services identified as being charged as “Pass-Through” in Schedule A and (ii) all Out-of-Pocket Costs charged shall be substantiated by appropriate invoices, schedules or other documentation. Provider shall, upon Company’s reasonable request, make copies of such invoices, schedules or other documentation available to Company and its representatives for the purpose of verifying such charges made under this Agreement, as well as reasonable detail supporting any allocations with respect thereto. If any review of such invoices, schedules or other documentation reveals an overpayment by Company, Provider will promptly refund the amount of such overpayment.

5.	Term and Termination

5.1 Term. Subject to the provisions of Section 5.2, Provider shall provide each Service beginning on the Closing Date and continuing for the period set forth in respect of such Service on Schedule A (the “Initial Term” with respect to such Service). In the event Company becomes aware of any Initial Term that will require extension, then Company may, upon no less than 30 days’ prior written notice to Provider (which must be received prior to the end of the Initial Term) (each such notice, an “Extension Notice”), or such shorter notice period as set forth in Schedule A, extend such Initial Term by up to six months (the “Extension Term,” and together with the Initial Term, the “Service Term,” in each case with respect to a Service). Company acknowledges that in no event will any Service Term be effective beyond the date that is 12 months from the date hereof. If Company extends an Initial Term as set forth in this Section, then the Service Fees with respect to such extended Service will automatically be increased by 10% of the initial cost of such Service during the Extension Term (and Schedule A will be deemed to be amended to reflect such increases, as applicable); provided that any Service Fee being charged as a “Pass-Through” in Schedule A will not be subject to such 10% increase.

5.2 Termination of Services.

(a) Any Service (or all of the Services) may be terminated, in whole, but not in part (subject to Section 5.3 below), at any time prior to expiration of the applicable Service Term as follows:

(i) by Company, for any reason or for no reason, by delivery of at least 30 days’ prior written notice to Provider (each such notice, a “Termination Notice”);

(ii) a Party may terminate this Agreement at any time by providing notice of termination to the other Party (the “Breaching Party”) if the Breaching Party commits a material breach of this Agreement, and the breach continues unremedied for a period of 30 days after the non-Breaching Party provides notice to the Breaching Party describing the nature of the breach. For the avoidance of doubt, any failure to pay any Service Fee or other amount owed to Provider under this Agreement constitutes a material breach of this Agreement (except where such Service Fee or other amount has been disputed in accordance with Section 4.2); or

(iii) by either Party, if the other Party has commenced a voluntary or involuntary bankruptcy proceeding, been adjudicated bankrupt or insolvent, admitted in writing that it is unable to pay all or substantially all of its debts as they become due, made an assignment for the benefit of its creditors of all or substantially all of its assets, or suffered or become subject to any other similar bankruptcy or insolvency event.

(b) After the termination of any particular Service, Company shall grant Provider and its representatives reasonable access to the facilities of Company for purposes of Provider’s removal of any equipment or other assets located at such facilities and no longer used in connection with the Services that continue to be provided, and Provider agrees that it will, and will cause its representatives to, comply in all material respects with Company’s written reasonable policies provided to Provider in advance and to permit its personnel to be appropriately supervised or accompanied during such access as reasonably required by Company.

(c) Upon any termination by Company under Section 5.2(a)(i) or by Provider under Section 5.2(a)(ii) or (iii), Company shall pay to Provider all committed and non-cancellable amounts owed to third parties with respect to the terminated Services.

5.3 Connected Services. Upon receipt of an Extension Notice or a Termination Notice, as applicable, with respect to a Service (each such Service, an “Identified Service”) Provider will within five (5) Business Days provide Company with a notice that (a) identifies any other Services that are dependent on or otherwise so connected with the Identified Service (such other Services, “Connected Services”) such that the Connected Services would also need to be extended or terminated, as applicable and (b) provides a reasonable explanation of why such Services are Connected Services (such notice, a “Responsive Notice”). In the event Company disputes whether a Service identified as a Connected Service qualifies as a Connected Service, the parties shall promptly discuss in good faith whether to amend the list of Connected Services. Within five (5) Business Days following Company’s receipt of the Responsive Notice, Company shall (i) confirm that the Identified Service and all Connected Services are to be extended as set forth in the Extension Notice or terminated as set forth in the Termination Notice, as applicable, (ii) identify an alternative Extension Term or termination date, as applicable, for the Identified Service and all Connected Services or (iii) rescind such Extension Notice or Termination Notice, in which case the Identified Service shall not be extended or terminated, as applicable. If Company does not so confirm, identify an alternative or rescind within five (5) Business Days following Company’s receipt of the Responsive Notice, the Identified Service shall not be extended or terminated, as applicable, regardless of whether Company disputes that a Service identified as a Connected Service qualifies as a Connected Service. Despite the foregoing, the Parties shall cooperate in good faith to adjust the effective date of any termination of any Identified Service to mitigate any stranded costs that would be incurred by Provider as a result of any such termination.

5.4 Termination of this Agreement.

(a) This Agreement will automatically terminate upon the date on which all Services have expired pursuant to Section 5.1 or been terminated pursuant to Section 5.2 (the period commencing on the date of this Agreement and ending on such date, the “TSA Term”).

(b) Upon any termination of this Agreement, (i) Company will remain liable for all Service Fees and other amounts payable by Company under this Agreement accruing prior to termination (except where such Service Fee or other amount has been disputed in accordance with Section 4.2) and (ii) each Party, in a manner consistent with Section 6.6(b) of the Separation Agreement, shall return to the other Party, or shall destroy, at the other Party’s option, any Confidential Information of such other Party; except that nothing in this Section 5.4(b) prevents a Party from retaining copies of Confidential Information in accordance with its security, backup, disaster recovery and/or document retention policies and procedures to the extent necessary to evidence the performance of its obligations under this Agreement or to the extent required by applicable Law (and such Confidential Information will remain subject to the obligations set forth in Section 3.2). The provisions of Sections 3.1, 3.2, 5.2(c), and 5.4(b), and Articles 4, 6 (in respect of claims for indemnification based on matters arising prior to termination of this Agreement) and 7 survive any termination of this Agreement.

6.	Indemnification; Limitation of Liability; Disclaimer

6.1 Indemnification.

(a) Subject to Section 6.2, Provider shall indemnify and defend Company and its Affiliates and its and their successors, assigns and representatives (the “Company Parties”) against any and all losses, claims, damages, liabilities, obligations, costs and expenses (including reasonable attorneys’ fees), judgments, fines, penalties, and amounts paid in settlement (“Losses”) made against the Company Parties, whether or not based on a third-party claim, to the extent attributable to (i) the fraud, gross negligence or willful misconduct of Provider, its Affiliates or any Person acting on its or their behalf in connection with the provision of the Services or (ii) any material breach of this Agreement by Provider, its Affiliates or any Person acting on its or their behalf to the extent that Provider does not materially comply with the Services Standard as a result of such breach.

(b) Subject to Section 6.2, Company shall indemnify and defend Provider and its Affiliates and its and their successors, assigns and representatives (the “Provider Parties”) against any and all Losses made against any of the Provider Parties to the extent attributable to (i) third-party claims arising from the provision of or failure to provide the Services, except to the extent of such Losses arising out of (A) the fraud, gross negligence or willful misconduct of the Provider, its Affiliates or any Person acting on its or their behalf in connection with the provision of the Services or (B) any material breach of this Agreement by Provider, its Affiliates or any Person acting on its or their behalf, (ii) third-party claims arising from any material breach of this Agreement by Company, its Affiliates or any Person acting on its or their behalf, or (iii) the fraud, gross negligence or willful misconduct of Company, its Affiliates or any Person acting on its or their behalf in connection with the receipt of the Services.

6.2 LIMITATION OF LIABILITY.

(a) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, COMPANY HEREBY ACKNOWLEDGES AND AGREES, ON BEHALF OF ITSELF AND ITS AFFILIATES AND ITS AND THEIR SUCCESSORS, ASSIGNS AND REPRESENTATIVES THAT, EXCEPT FOR PROVIDER’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, THE MAXIMUM AGGREGATE LIABILITY OF PROVIDER AND ITS AFFILIATES TO COMPANY, ITS AFFILIATES AND ITS AND THEIR SUCCESSORS, ASSIGNS AND REPRESENTATIVES WITH RESPECT TO, OR OTHERWISE ARISING UNDER OR BASED UPON, THIS AGREEMENT WILL, (I) WITH RESPECT TO ANY PARTICULAR SERVICE PROVIDED HEREUNDER, NOT EXCEED 100% OF THE SERVICE FEE PAYABLE IN CONNECTION WITH THE AFFECTED SERVICE WHICH IS THE BASIS FOR PROVIDER’S LIABILITY, AND (II) WITH RESPECT TO ALL SERVICES PROVIDED HEREUNDER, NOT EXCEED, IN THE AGGREGATE (INCLUDING ALL AMOUNTS PAYABLE AS DESCRIBED IN CLAUSE (I)), THE AGGREGATE SERVICE FEES PAID OR PAYABLE BY COMPANY TO PROVIDER HEREUNDER. FOR CLARITY, PAYROLL-RELATED COSTS, BENEFITS-RELATED COSTS AND ADVANCED PAYMENTS ARE NOT SERVICE FEES FOR PURPOSES OF THIS SECTION 6.2(a).

(b) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT (I) WITH RESPECT TO (A) A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR (B) COMPANY’S BREACH OF SECTION 2.5, OR (II) TO THE EXTENT AWARDED AGAINST A PARTY PURSUANT TO A CLAIM BY A THIRD PARTY THAT IS SUBJECT TO THE OTHER PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER, IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR LOST PROFITS OR CONSEQUENTIAL, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, RESULTING FROM OR RELATING TO THIS AGREEMENT, WHETHER BASED ON BREACH OF CONTRACT, TORT OR OTHERWISE.

6.3 Indemnification Procedures. The indemnification obligations under Sections 6.1(a) and 6.1(b) are conditioned upon the Party entitled to indemnification hereunder (an “Indemnified Party”) promptly notifying in writing the Party required to provide indemnification hereunder (the “Indemnifying Party”) after learning of any damages subject to indemnity hereunder; provided that the failure to promptly notify the Indemnifying Party shall not limit or impair the Indemnified Party’s right to indemnification hereunder except to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party may, in its sole discretion and at its own expense, assume control of the defense of such claim with counsel reasonably acceptable to the Indemnified Party; provided that the Indemnifying Party must conduct its defense reasonably diligently thereafter, including in order to preserve its rights in this regard; provided, further, that the Indemnifying Party shall not be entitled to assume the control and defense of such claim, and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if (i) such claim is a criminal proceeding or otherwise involved alleged criminal conduct by an Indemnified Party or (ii) such claim seeks an injunction or equitable relief against an Indemnified Party. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party, subject to the Indemnifying Party’s reimbursement of the Indemnified Party’s reasonably incurred and documented out-of-pocket expenses in so doing. For any claim subject to indemnification under Sections 6.1(a) or 6.1(b) for which the Indemnifying Party has assumed control of the defense, the Indemnified Party may choose to be separately represented at its own expense; provided that (a) the Indemnified Party shall be entitled to be separately represented at the Indemnifying Party’s expense if in the reasonable opinion of counsel to the Indemnified Party, a material conflict or potential material conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable, and (b) if the Indemnifying Party has not acknowledged its obligation to defend such claim or does not diligently defend the Indemnified Party with counsel reasonably acceptable to the Indemnified Party, such Indemnified Party shall have the right to retain counsel, the cost of which shall be subject to the indemnification provisions of Section 6.1(a) or Section 6.1(b), as applicable. The Indemnifying Party shall not, except with the consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned), enter into any settlement (i) that does not include as a term thereof the giving by the person asserting such claim to all Indemnified Parties of a release from all liability with respect to such claim or consent to entry of any judgment or (ii) that provides for any relief other than the payment of monetary damages subject to the right to indemnity therefor pursuant to this Agreement.

6.4 No Representations. NEITHER PROVIDER NOR ANY OF ITS AFFILIATES MAKES, AND PROVIDER HEREBY DISCLAIMS, ANY EXPRESS, IMPLIED OR STATUTORY REPRESENTATIONS, WARRANTIES OR GUARANTEES WITH RESPECT TO THIS AGREEMENT OR THE SERVICES. WITHOUT LIMITING THE FOREGOING, NO STATUTORY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT APPLIES TO THE SERVICES.

6.5 Third Parties. Notwithstanding anything to the contrary herein, with respect to any Services that involve third-party software, hardware, technology or data; or software, hardware, technology, or data providers; network service and communications providers; marketing providers; third-party auditors; banking or other financial institutions; or payroll processors or benefits providers, Provider is not responsible for any failures to perform any Service to the extent it is provided by such third party or for any damages attributable to any such third party or Services, except to the extent due to the knowing and intentional actions of Provider. Provider shall use commercially reasonable efforts to enforce for Company’s ratable benefit Provider’s rights and remedies against each such third party, including in the event of any breach by such third party and with respect to any indemnification or similar obligations of such third party.

7. Miscellaneous

7.1 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.1):

If to Company:

CLEH, Inc.

100 Federal Street

Boston, MA 02110

Attention:  Damien Philibert-Pollez

Email: damien.philibert-pollez@veolia.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:  Adam O. Emmerich, John L. Robinson

Email:    AOEmmerich@wlrk.com

    JLRobinson@wlrk.com

If to Provider:

Enviri II Corporation

Two Logan Square

100 North 18th Street, Suite 1700

Philadelphia, PA 19103

Attention:  Joshua Zalasky, Blake Jones

Email:  jzalasky@enviri.com

 bejones@enviri.com

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Philip Richter; Maxwell Yim

Email: Philip.Richter@friedfrank.com

     Maxwell.Yim@friedfrank.com

7.2 Amendments and Waivers.

(a) Any Party may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by a duly executed agreement in writing. No waiver by any of the Parties of any breach hereunder shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

(b) This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by the Parties which makes reference to this Agreement.

7.3 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

7.4 Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Except as expressly set forth in Section 6.1, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and permitted assigns. No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto, and any purported assignment, delegation or other transfer of such rights or obligations in violation of this provision shall be null and void. Notwithstanding the foregoing, either Party may, upon written notice to the other Party, without consent, (a) assign its rights and obligations under this Agreement to an Affiliate or Subsidiary of such Party, (b) designate one or more of its Affiliates to perform its obligations hereunder, or (c) assign its rights and obligations under this Agreement to any Person that acquires all or substantially all of the assets of such Party.

7.5 Governing Law. This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any schedule or exhibit hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties agrees that any Action related to this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof (the “Chosen Courts”). By executing and delivering this Agreement, each of the Parties irrevocably: (a) accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any Action relating to this Agreement; (b) waives any objections which such party may now or hereafter have to the laying of venue of any such Action contemplated by this Section 7.5 and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (c) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (d) agrees that it will not bring any Action contemplated by this Section 7.5 in any court other than the Chosen Courts; (e) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 7.1 or in any other manner permitted by Law; and (f) agrees that service as provided in the preceding clause (e) is sufficient to confer personal jurisdiction over such party in the Action, and otherwise constitutes effective and binding service in every respect. Each of the parties hereto agrees that a final judgment in any Action in a Chosen Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each party further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.

7.6 Waiver of Jury Trial. THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS

AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

7.7 Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

7.8 Entire Agreement. This Agreement, the Merger Agreement and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject-matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject-matter hereof and thereof.

7.9 Severability. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

7.10 Independent Contractor. Nothing contained in this Agreement shall be construed to create the relationship of joint venture or partnership among Provider and Company. Provider is an independent contractor and shall be free, subject to the terms and conditions of this Agreement, to exercise judgment and discretion with regard to the conduct of business.

7.11 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

CLEH, INC.

By:	/s/ Robert Cappadona
Name: Robert Cappadona
Title: President and Chief Executive Officer

ENVIRI II CORPORATION

By:	/s/ Russell Hochman
Name: Russell Hochman
Title: President and Chief Executive Officer

[Signature Page to Transition Services Agreement]

SCHEDULE A

SERVICES

Sch-A

SCHEDULE B

EXCLUDED SERVICES

Sch-B

SCHEDULE C

SERVICE COORDINATORS AND

TSA MANAGEMENT COMMITTEE

Sch-C

EXHIBIT 1

CLEAN EARTH INCIDENT MANAGEMENT PROCESS ADDENDUM

Exh-1

EXHIBIT 2

DATA PROCESSING ADDENDUM

Exh-2